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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated January 24, 1997 (except for the first paragraph of Note H, as to which the date is August 4, 1997), accompanying the financial statements of Prime Bancshares, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/  GRANT THORNTON LLP

GRANT THORNTON LLP

Houston, Texas
September 23, 1997